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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS MAINTAINS NYSE CONTINUED LISTING COMPLIANCE

      CLEVELAND, Ohio, April 28, 2004 - Lamson & Sessions (NYSE:LMS) announced today that the Company received notification from the New York Stock Exchange ("NYSE") that the Company is now considered a "company in good standing" in relation to the NYSE's continued listing standards and will be removed from its "Watch List." The NYSE's decision comes as a result of the Company's consistent positive performance with respect to its original business plan that was submitted to the NYSE in November 2002, and the ability to satisfy the alternate continued listing criteria through the achievement of $75.2 million of market capitalization based on the 30 trading days ended April 11, 2004, coupled with shareholders' equity in excess of $40 million as of April 3, 2004.

      The Company will be subject to a 12-month follow-up period to ensure that it remains in compliance with the NYSE's continued listing standards as well as being subject to its normal monitoring procedures.

      "We are pleased to have successfully completed this process and removed this uncertainty regarding our stock trading," said John B. Schulze, Chairman, President and Chief Executive Officer. "The NYSE financial compliance staff was very supportive, and we appreciate the cooperation extended to us."

      Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

      This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may


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differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and reasonable terms of bank financing and (v) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

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FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557